Exhibit 99.1

Contact:

Alex Dobbin

Associate Director, Investor Relations

650-421-9687

IR@relypsa.com

RELYPSA ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

REDWOOD CITY, Calif., May 7, 2015 — Relypsa, Inc. (Nasdaq: RLYP), a biopharmaceutical company, today reported financial results for the quarter ended March 31, 2015. Net loss for the first quarter 2015 was $29.7 million, or $0.78 per share, compared to $16.1 million, or $0.54 per share, for the comparable period in 2014.

Cash, cash equivalents and investments totaled $324.3 million at March 31, 2015, compared to $135.8 million at December 31, 2014. Shares outstanding as of March 31, 2015 were 41.4 million.

“We are extremely pleased with our continued progress to begin 2015, with particular focus on the regulatory review process and our market readiness activities,” said John A. Orwin, president and chief executive officer of Relypsa. “As part of our growth strategy, we are making important investments across our organization in preparation for potential product launch, including the expansion of our commercial infrastructure and an increase in commercial supply manufacturing activities. Combined with a strong cash position, we believe we are well positioned as we advance Patiromer for Oral Suspension closer to patients with hyperkalemia.”

Research and development expenses for the first quarter of 2015 were $15.8 million, compared to $10.9 million for the comparable period in 2014. The increase was primarily driven by increases in personnel expenses and manufacturing activities.

General and administrative expenses for the first quarter of 2015 were $13.5 million, compared to $4.8 million for the comparable period in 2014. The increase was primarily due to an increase in personnel expenses to support expanding operations and an increase in commercial, marketing and medical affairs activities in preparation for a potential commercial launch of Patiromer for Oral Suspension.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. A New Drug Application for Patiromer for Oral Suspension, Relypsa’s lead product candidate for the treatment of hyperkalemia, a serious condition defined as abnormally elevated levels of potassium in the blood, was accepted by the U.S. Food and Drug Administration and is currently under review. Relypsa has global royalty-free commercialization rights to Patiromer for Oral Suspension, which has intellectual property protection in the U.S. until at least 2030. More information is available at www.relypsa.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding Relypsa’s belief regarding its position to advance Patiromer for Oral Suspension and the potential for approval by the FDA of Patiromer for Oral Suspension. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of Relypsa’s regulatory filings, Relypsa’s substantial dependence on Patiromer FOS, Relypsa’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of Patiromer FOS. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Relypsa in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014.

-see attached financial tables-

Relypsa, Inc.

Consolidated Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating expenses:
Research and development	$15,780	$10,909
General and administrative	13,487	4,795

Total operating expenses	29,267	15,704

Loss from operations	(29,267)	(15,704)
Interest and other income (expense), net	84	27
Interest expense	(482)	(391)

Net loss	$(29,665)	$(16,068)

Net loss per share, basic and diluted	$(0.78)	$(0.54)

Weighted average common shares used to compute net loss per share, basic and diluted	37,829,239	29,710,415

Relypsa, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2015	December 31, 2014 (1)

	(unaudited)
Cash, cash equivalents and investments	$324,327	$135,757
Working capital	$306,335	$122,291
Total assets	$343,626	$151,839
Stockholders’ equity	$307,941	$118,461

(1)	Derived from the audited financial statements

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